UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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iParty Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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iParty Corp.

270 Bridge Street, Suite 301

Dedham, MA 02026

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2011 Annual Meeting of Stockholders of iParty Corp. will be held as follows:

Date:                         Friday, June 10, 2011

Time:                      11:00 a.m., local time

Place:                    Posternak Blankstein & Lund LLP

Prudential Tower

800 Boylston Street, 33rd Floor

Boston, MA 02199

Matters to be voted on:

1.               The election of four directors to serve until the 2012 Annual Meeting of Stockholders;

2.               Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

3.               Any other matters properly brought before the annual meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 14, 2011 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting.  Representation in person or by proxy of at least a majority of all outstanding shares of each class of stock entitled to vote at the meeting is required to constitute a quorum.  Accordingly, it is important that your shares be represented at the annual meeting.  The list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our offices at 270 Bridge Street, Suite 301, Dedham, MA 02026 for ten (10) days prior to June 10, 2011.  Enclosed with the proxy statement for the meeting, you will find a copy of our Annual Report on Form 10-K for fiscal 2010.

Your vote at the meeting is very important to us regardless of the number of shares you own.  Please vote your shares, whether or not you plan to attend the meeting, by completing the enclosed proxy card and returning it to us in the enclosed envelope.  Should you want to change your vote prior to the annual meeting you may do so in accordance with the instructions contained in the accompanying proxy statement.

By Order of the Board of Directors,

DAVID ROBERTSON
Secretary

This notice, proxy statement, and form of proxy are being distributed on or about April 21, 2011.

iParty Corp.

270 Bridge Street, Suite 301

Dedham, MA 02026

PROXY STATEMENT

for Annual Meeting of Stockholders to Be Held on June 10, 2011

GENERAL INFORMATION

Our Board of Directors (the “Board”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the Annual Meeting of Stockholders of iParty Corp. (“iParty” or the “Company”). The meeting will be held at the offices of Posternak Blankstein & Lund LLP, at the Prudential Tower, 33rd Floor, 800 Boylston Street, Boston MA, 02199, on June 10, 2011, at 11:00 a.m., local time. The proxies also may be voted at any adjournments or postponements of the meeting.

The mailing address of our principal executive offices is iParty Corp., 270 Bridge Street, Suite 301, Dedham, MA, 02026. We are first furnishing the proxy materials to stockholders on or about April 21, 2011.

All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of common stock, Series B convertible preferred stock (“Series B Preferred Stock”), Series C convertible preferred stock (“Series C Preferred Stock”), Series D convertible preferred stock (“Series D Preferred Stock”), Series E convertible preferred stock (“Series E Preferred Stock”) and Series F convertible preferred stock (“Series F Preferred Stock” and together with the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, the “Convertible Preferred Stock”) of the Company at the close of business on April 14, 2011, the record date, are entitled to notice of and to vote at the meeting, or at any adjournments or postponements of the meeting.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

What is this document?  This is the Notice of our 2011 Annual Meeting of Stockholders of iParty Corp. (“iParty” or the “Company”), and our Proxy Statement which provides important information for your use in voting your shares of our common stock, or our various series of Convertible Preferred Stock, at the annual meeting.

Who can vote?  You can vote your shares of common stock or your shares of Convertible Preferred Stock if our records show that you owned the shares at the close of business on April 14, 2011, which is the record date for the annual meeting.  As of the record date, shares representing a total of 38,783,097 votes are eligible to vote at the meeting.

Common Stock.  You are permitted one vote for each share of common stock you owned at the close of business on April 14, 2011, including (i) shares held in your name as a stockholder of record, and (ii) shares held in “street name” for you as the beneficial owner through a broker, trustee, or other nominee, such as a bank.  Thus, as of April 14, 2011, there were 24,397,743 votes eligible to vote at the meeting associated with shares of common stock.  The enclosed proxy card shows the number of shares you can vote.

Convertible Preferred Stock.  Except as otherwise required by Delaware General Corporation Law, the Convertible Preferred Stock is entitled to vote together with the common stock on all matters to which the common stock is entitled to vote.  When the Convertible Preferred Stock votes together with the common stock as one class, you are permitted one vote for each whole number of shares of our common stock into which the shares of Convertible Preferred Stock are convertible.  Thus, as of April 14, 2011, the number of votes eligible to vote at the meeting were 5,475,834 votes associated with 421,218 shares of Series B Preferred Stock (you are permitted thirteen (13) votes for each share of Series B Preferred Stock), 1,300,000 votes associated with 100,000 shares of Series C

Preferred Stock (you are permitted thirteen (13) votes for each share of Series C Preferred Stock), 3,500,000 votes associated with 250,000 shares of Series D Preferred Stock (you are permitted fourteen (14) votes for each share of Series D Preferred Stock), 2,966,660 votes associated with 296,666 shares of Series E Preferred Stock (you are permitted ten (10) votes for each share of Series E Preferred Stock), and 1,142,860 votes associated with 114,286 shares of Series F Preferred Stock (you are permitted ten (10) votes for each share of Series F Preferred Stock).

In each such case, the number of votes is calculated based on the number of shares you owned at the close of business on April 14, 2011, including shares held in your name as a stockholder of record and shares held in “street name” for you as the beneficial owner through a broker, trustee, or other nominee, such as a bank.  The enclosed proxy card shows the number of shares you can vote.

Special Voting Rights of Series C and Series D Preferred Stock with Respect to Election of Directors.  So long as at least fifty percent (50%) of the initially issued shares of Series C Preferred Stock remains outstanding, the holders of the Series C Preferred Stock are entitled to vote alone for the election of a Series C Director.   So long as at least fifty percent (50%), of the initially issued shares of Series D Preferred Stock remains outstanding, the holders of the Series D Preferred Stock are entitled to vote alone for the election of a Series D Director. The holders of the Series C and Series D Preferred Stock have each informed us that they will not be nominating directors for election at the annual meeting this year.

Special Voting Rights of the Convertible Preferred Stock.  Under the various Certificates of Designations, each series of Convertible Preferred Stock has a separate class vote in the following instances:

•                  The creation and issuance of any series of preferred stock or other security which is senior as to liquidation and or dividend rights to such Convertible Preferred Stock; and

•                  An action that repeals, amends, or otherwise changes the Certificate of Designation or Certificate of Incorporation in a manner that would alter or change the powers, preferences, rights, privileges, restrictions and conditions of the particular class of Convertible Preferred Stock to adversely affect such class.

Unless otherwise specified in the Certificates of Designations, when voting as a separate class, you are permitted one vote for each share of Convertible Preferred Stock you owned at the close of business on April 14, 2011, including (i) shares held in your name as a stockholder of record, and (ii) shares held in “street name” for you as the beneficial owner through a broker, trustee, or other nominee, such as a bank.

How do I vote by proxy?  Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the annual meeting.  Sign and date the proxy card and mail it back in the enclosed envelope.  The proxy holders named on the proxy card will vote your shares as you instruct.  If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal.  Unless you instruct otherwise, the proxy holders will vote in accordance with the Board of Directors’ recommendation below.

How does the Board of Directors recommend that I vote on the proposals?  The Board of Directors recommends that you vote:

FOR the election of all four nominees to serve as directors until the 2012 Annual Meeting of Stockholders;

FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

What if other matters come up at the meeting?  The matters described in this proxy statement are the only matters we know that will be voted on at the meeting.  If other matters are properly presented at the meeting, the proxy holders will vote your shares in their discretion.

Can I change my vote after I return my proxy card?  Yes.  At any time before the annual meeting, you can change your vote either by sending our Chief Financial Officer, David E. Robertson, a written notice revoking your proxy card or by signing, dating, and returning to us a new proxy card.  We will honor the proxy card with the latest date.

Can I vote in person at the meeting rather than by completing the proxy card?  Although we encourage you to complete and return the proxy card even if you plan to attend the meeting to ensure that your vote is counted, you can always vote your shares in person at the meeting. If you are not a record holder, but hold your shares through a broker, trustee or other nominee, such as a bank, and wish to vote your shares in person at the annual meeting, please contact such nominee for instructions on how to vote your shares at the meeting.

Who will count the votes?  The votes cast by holders of shares of our common stock and our Convertible Preferred Stock will be counted, tabulated and certified by the transfer agent and registrar of our Common Stock and Series B Preferred Stock, Continental Stock Transfer & Trust Co.  David E. Robertson, our Chief Financial Officer, will serve as the inspector of elections at the annual meeting.

Will my vote be kept confidential?  Yes, your vote will be kept confidential and we will not disclose your vote other than to allow the inspector of elections to certify the results of the vote, unless (1) required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), (2) a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or (3) there is a contested election for the Board of Directors.  The inspector of elections will forward any written comments that you make on the proxy card to our Board of Directors and Chief Executive Officer without providing your name, unless you expressly request disclosure on your proxy card.

What do I do if I am a beneficial owner and my shares are held in “street name”?  If your shares are held in the name of your broker, a bank, or other nominee, that party will give you instructions for voting your shares, which should be enclosed with this document.

What constitutes a quorum?  In order for business to be conducted at the meeting, a quorum must be present.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of each class of stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting.

Shares of common stock and Convertible Preferred Stock represented in person or by proxy (including “broker non-votes”, if any, and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.  “Broker non-votes” are those shares that are held in “street name” by a broker, bank, or other nominee that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.  Under our by-laws, notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, our stockholders may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, our by-laws require that a notice of the adjourned meeting be given to each stockholder of record entitled to vote at the meeting.

What is the voting requirement to approve each proposal?  In the election of directors, the persons receiving the greatest number of “FOR” votes at the meeting will be elected.

The proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 requires the affirmative vote of a majority of the votes cast at the meeting by the holders of outstanding shares of all classes of our stock entitled to vote thereon who are present at the meeting either in person or by proxy.

Votes withheld for a particular director nominee will have no effect on the outcome of the election of directors.  Neither abstentions nor broker non-votes, if any, will have an effect on the voting for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

What are “broker non-votes”?  If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from you, as the beneficial owner.  Brokers, banks and other nominees may be able to use their discretionary authority for the matters involving the ratification of our independent registered public accounting firm for the fiscal year ended December 31, 2011.

Where can I find the voting results?  We will announce the results of the voting at the annual meeting and report the voting results in a Current Report on Form 8-K (the “8-K”) filing which we are required to file with the Securities and Exchange Commission (“SEC”) within four business days after our Annual Meeting of Stockholders.   The results will be contained in the 8-K, which will be available via Internet on the SEC’s website, www.sec.gov and on the Investor Relations page of our website at www.iparty.com.

Who pays for this proxy solicitation?  We do.  In addition to sending you these materials, one of our officers, directors or employees may contact you by telephone, by mail, or in person.  None of these persons will receive any extra compensation for doing this.

How and when may I submit a stockholder proposal for consideration at next year’s annual meeting of stockholders or to recommend nominees to serve as directors?  You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals:  If you are interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting, or would like to recommend a nominee for director, we must receive your written proposal at our principal executive offices no later than December 23, 2011, which is the 120th calendar day before the one-year anniversary of the proxy statement we are releasing to our stockholders for this year’s annual meeting.  If the date of next year’s annual meeting (or special meeting in lieu of the annual meeting) is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year.  Such proposals also will need to comply with SEC regulations under Rule 14a-8 (Shareholder Proposals) regarding the inclusion of shareowner proposals in company-sponsored proxy materials.  Any proposals should be addressed to:

iParty Corp.

270 Bridge Street, Suite 301

Dedham, MA 02026

ATTN:  David E. Robertson, Chief Financial Officer

Fax:  (781) 326-7143

Except in the case of proposals made in accordance with SEC Rule 14a-8 (Shareholder Proposals), the Company’s proxy holders are allowed to use their discretionary voting authority on stockholder proposals that the Company did not receive written notice of at least 45 days prior to the anniversary of the date on which the Company first mailed its proxy materials for its immediately preceding annual meeting of stockholders, which for the 2012 Annual Meeting of Stockholders is March 7, 2012.

Copy of By-Law Provisions:  You may contact our Chief Financial Officer (Mr. Robertson) at our principal executive offices for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals.  Our by-laws also are available on the Investor Relations page on our website at www.iparty.com.

How may I communicate with the board of directors or the non-management directors on the board of directors?  You may submit an e-mail to our Board of Directors at bod@iparty.com.  All directors have access to this e-mail address.  Communications intended for our non-management “independent” directors should be directed to the attention of Frank Haydu, the Chairman of our Audit Committee, at fwh23@yahoo.com.  You may report your concerns anonymously or confidentially.

Does iParty have a policy regarding the attendance of directors at the meeting?  Our by-laws do not mandate that members of the Board of Directors attend the annual meeting of stockholders and we have no separate policy regarding such attendance.

How many directors attended last year’s annual meeting?  All of our directors were present in person at last year’s annual meeting.

Does iParty have a code of conduct applicable to all directors, officers, and employees?  Yes.  In accordance with Section 406 of the Sarbanes-Oxley Act, Item 406 of SEC Regulation S-K, and Section 807 of the enhanced corporate governance rules of the NYSE Amex, we have adopted a code of business conduct and ethics that is applicable to all our directors, officers and employees and is available on the Investor Relations page on our website at www.iparty.com.  Our written code of business conduct and ethics provides for an enforcement mechanism and requires that waiver of its provisions for any of our directors or officers must be approved by our Board of Directors.  We are required to disclose any such waivers on the Investor Relations page of our corporate website at www.iparty.com.

Where can I see the Company’s corporate documents and SEC filings? iParty’s website contains its by-laws, the Board Committee charters, corporate governance guidelines, code of business conduct and ethics and the Company’s SEC filings.  To view the by-laws, the Board’s Committee charters, corporate governance guidelines, or code of business conduct and ethics, go to www.iparty.com, and click on “Investor Relations”. To view iParty’s SEC filings, including Forms 3, 4, and 5 filed by the Company’s directors and executive officers, go to www.iparty.com, click on “Investor Relations” and then click on “SEC Filings”.

iParty will also promptly deliver free of charge, upon request, a copy of the Company’s Restated Certificate of Incorporation, by-laws, Board Committee charters, corporate governance guidelines or the code of business conduct and ethics to any stockholder requesting a copy.  Requests for these documents may be made in the same manner as requests for a copy of iParty’s Annual Report on Form 10-K.

How can I obtain an annual report on Form 10-K?  A copy of our Annual Report on Form 10-K for the year ended December 25, 2010 (the “2010 Annual Report on Form 10-K”) is enclosed with this proxy statement.  Stockholders may request another free copy of our proxy statement and our 2010 Annual Report on Form 10-K by email to investorrelations@iparty.com, by toll free telephone at 888-290-2945, or by making a written or oral request to:

iParty Corp.

270 Bridge Street, Suite 301

Dedham, MA 02026

ATTN:  David E. Robertson, Chief Financial Officer

Telephone:  (781) 329-3952

Our proxy statement and Annual Report on Form 10-K for fiscal 2010 are also available on the Investor Relations page of our website at www.iparty.com, as noted below, and the SEC’s website at www.sec.gov.

Where can I get directions to the meeting?  The meeting will be held in the offices of Posternak Blankstein & Lund LLP on the 33rd floor of the Prudential Tower, 800 Boylston Street, Boston, MA.  Directions to the meeting location are available at www.pbl.com.

Who should I contact if I have any questions?  If you have any questions about the annual meeting or any matters relating to this proxy statement, please contact David E. Robertson, our Chief Financial Officer, at the address and telephone number above.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting

This proxy statement and our 2010 Annual Report are available at www.iparty.com/proxy. This web page does not have “cookies” that identify visitors to the web page.

ITEMS TO BE ACTED ON AT THE MEETING

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our entire Board of Directors, to consist of four (4) members, will be elected at the meeting.  Each nominee for director currently serves on our Board of Directors.  The directors elected will hold office until their successors are elected and qualified, which should occur at the next annual meeting or special meeting in lieu thereof, in accordance with our by-laws.

On March 15, 2011, Mr. Schindler notified us of his decision not to stand for re-election at the 2011 Annual Meeting of Stockholders and his term will end at the 2011 Annual Meeting of Stockholders. The Board will be reduced to four members effective at the 2011 Annual Meeting of Stockholders.  We have no reason to believe that any of the nominees listed below will not be a candidate or will be unable to serve as a director.  However, in the event any nominee is not a candidate or is unable or unwilling to serve as a director at the time of the election, the Board of Directors (on recommendation of the Nominating Committee) may either propose to reduce the number of directors or propose a substitute nominee.

Under the Certificate of Designations-Series C, for so long as at least 50% of the initially issued shares of Series C Preferred Stock remain outstanding, the holders of the Series C Preferred Stock have the exclusive right, voting separately as a class, to elect one director of the Company (the “Series C Director”).  The holders of the Series C Preferred Stock have not elected to designate a Series C Director at the 2011 Annual Meeting of Stockholders.

Under the Certificate of Designations-Series D, for so long as at least 50% of the initially issued shares of Series D Preferred Stock remain outstanding, the holders of the Series D Preferred Stock have the exclusive right, voting separately as a class, to elect one director of the Company (the “Series D Director”).  The holders of the Series D Preferred Stock have not elected to designate a Series D Director at the 2011 Annual Meeting of Stockholders.

The Board recommends that you vote FOR each of the following nominees:

•                  Sal V. Perisano

•                  Daniel I. DeWolf

•                  Frank W. Haydu III

•                  Joseph S. Vassalluzzo

Biographical information about each of these nominees can be found on pages 12 through 14 of this proxy statement.

Unless you specify otherwise, the Board intends the accompanying proxy to be voted for these nominees. Thus, unless you withhold authority or your proxy contains contrary instructions, a properly signed and dated proxy will be voted “FOR” the election of these nominees.  Votes withheld will not affect the outcome of the voting with respect to the election of any nominee.

PROPOSAL NO. 2

TO RATIFY THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the independent registered public accounting firm of Ernst & Young LLP (“E&Y”) to examine and audit our financial statements for the year ending December 31, 2011.  A resolution to ratify this selection will be presented at the meeting.

Stockholder ratification of the selection of E&Y is not required under our by-laws or Delaware corporate law.  Although not required to do so, the Board is submitting the selection of E&Y for ratification by iParty’s stockholders for their views, as a matter of good corporate governance.  If the stockholders do not ratify the selection, the Audit Committee will consider the engagement of other independent auditors and whether to retain E&Y for the audit of our financial statements for the year ending December 31, 2011, but may ultimately determine to retain E&Y.  However, the Audit Committee retains the ultimate discretion to appoint or terminate the appointment of our independent registered public accounting firm, irrespective of the outcome of this Proposal No. 2.  E&Y has been our independent auditor for over seven years, including for fiscal year 2010.

We expect that one or more representatives of E&Y will be present at the annual meeting. They will be afforded an opportunity to make a statement at the annual meeting if they desire to do so and to respond to appropriate questions by stockholders.

E&Y has advised us that it has no direct, nor any indirect, financial interest in iParty or any of its subsidiaries.

This Proposal No. 2 to ratify the selection of E&Y as our independent registered public accounting firm for fiscal 2011 requires the affirmative vote of a majority of the votes cast at the meeting by the holders of outstanding shares of all classes of our stock entitled to vote thereon who are present at the meeting either in person or by proxy.

The Board recommends that you vote “FOR” this Proposal No. 2 to ratify the selection of Ernst & Young LLP.

Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this Proposal No. 2.

Information about the fees and services we paid to E&Y in 2009 and 2010 is contained on page 28 of this proxy statement.

OWNERSHIP OF iPARTY STOCK

The following table shows the number of shares of our common stock and each series of our Convertible Preferred stock beneficially owned as of April 14, 2011 by:

•                  each person or entity that we believe beneficially owns more than 5% of our common stock or each series of our Convertible Preferred Stock,

•                  each director and nominee for director,

•                  each executive officer shown in the summary compensation table on page 21 below, and

•                  all executive officers and directors as a group.

	Common Stock			Convertible Preferred Stock
				Series of Convertible
	Number of		Percent	Preferred	Number of	Percent of
Name of Beneficial Owner (1)	Shares (2)		of Class	Stock	Shares	Class
5% Stockholders

Robert H. Lessin	10,805,693	(3)	33.0%	Series B	137,500	32.6%
Jefferies & Co.				Series D	250,000	100.0%
520 Madison Ave., 12th Floor				Series E	266,666	89.9%
New York, NY 10022

Roccia Partners, L.P.	3,080,926	(4)	11.4%	Series B	179,610	42.6%
c/o Lorenzo Roccia				Series E	30,000	10.1%
220 East 67th Street
New York, NY 10021

Naida S. Wharton	2,474,100	(5)	10.1%
c/o Sandra Minardo
520 Madison Ave., 12th Floor
New York, NY 10022

Highbridge International LLC	2,083,334	(6)	7.9%
c/o Eleazer N. Klein
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

Boston Millennia Partners, LP	1,365,200	(7)	5.3%	Series C	100,000	100.0%
30 Rowes Wharf, Suite 500
Boston, MA 02110

Patriot Capital Limited	1,184,803	(8)	4.6%	Series F	114,286	100.0%
c/o Stephen Rasch
Loeb, Block and Partners LLP
505 Park Avenue
New York, NY 10022

Directors, Nominees for Director, and Executive Officers
Sal V. Perisano	3,834,710	(9)	14.3%
Dorice P. Dionne	3,834,710	(10)	14.3%
David Robertson	337,513	(11)	1.4%
Daniel I. DeWolf	470,000	(12)	1.9%
Joseph S. Vassalluzzo	691,915	(13)	2.8%
Frank W. Haydu III	375,000	(14)	1.5%
Eric Schindler	310,000	(15)	1.3%

	Common Stock		Convertible Preferred Stock
Series of Convertible
	Number of	Percent	Preferred	Number of	Percent of
Name of Beneficial Owner (1)	Shares (2)	of Class	Stock	Shares	Class

All executive officers and directors as a group (7 persons)	6,019,138	21.1%

(1)                      Unless otherwise indicated, all addresses are c/o iParty Corp., 270 Bridge Street, Suite 301, Dedham, MA  02026.

(2)                      The number of shares beneficially owned by each entity, person, director, nominee for director, or named executive officer is determined under SEC rules, particularly Rule 13d-3, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, each entity or individual is considered the beneficial owner of any shares as to which they have the sole or shared voting power or investment power.  Such persons and entities are also deemed under the same rules to beneficially own any shares that they have the right to acquire within sixty (60) days of April 14, 2011 (i.e., June 13, 2011) through the conversion of convertible preferred stock, the exercise of stock options or warrants or other similar rights.  This stock ownership information is based upon information furnished to us by the persons named in the table or as set forth in the Company’s stock ledger.  The percentage of class of common stock and Convertible Preferred Stock is calculated in accordance with Rule 13d-3 and (i) for the common stock , is based on 24,397,743 shares of common stock outstanding as of April 14, 2011 plus, as to each holder thereof and no other person, the number of shares (if any) that the person has the right to acquire on or prior to June 13, 2011, through the exercise of stock options or warrants or other similar rights and the conversion of Convertible Preferred Stock and (ii) for each series of Convertible Preferred Stock, is based on 421,218 shares of Series B Preferred Stock,100,000 shares of Series C Preferred Stock, 250,000 shares of Series D Preferred Stock, 296,666 shares of Series E Preferred Stock, and 114,286 shares of Series F Preferred Stock, in each case outstanding as of April 14, 2011, plus as to each holder of such series of Convertible Preferred Stock thereof and no other person, the number of shares (if any) that the person has the right to acquire on or prior to June 13, 2011 of such series, through the exercise of options, warrants or other similar rights. Unless otherwise set forth herein, each holder has sole voting and investment power over such shares.

(3)                      Mr. Lessin beneficially owns (1) 2,474,100 shares of common stock, (2) 75,000 shares of common stock that may be acquired upon the exercise of presently exercisable options, (3) 1,841,950 shares of common stock that may be acquired upon the conversion of 137,500 shares of presently convertible Series B Preferred Stock, (4) 3,652,250 shares of Common Stock which may be acquired upon the conversion of 250,000 shares of presently convertible Series D Preferred Stock, and (5) 2,762,393 shares of Common Stock which may be acquired upon the conversion of 266,666 shares of presently convertible Series E Preferred Stock.  The figure listed in the table does not include any shares reflected as owned by Ms. Wharton, who was formerly Mr. Lessin’s spouse (see footnote (5) below).

(4)                      The figure in the table for Roccia Partners, L.P. includes 2,406,056 shares of common stock, which may be acquired upon the conversion of 179,610 shares of presently convertible Series B Preferred Stock held in the name of Roccia Partners, L.P.  The figure also includes (1) 364,100 shares of common stock held in the name of Roccia Venture Partners, L.P. and (2) 310,770 shares of common stock, which may be acquired upon the conversion of 30,000 shares of presently convertible Series E convertible preferred stock held in the name of Roccia Venture Partners, L.P.

(5)                      Ms. Wharton beneficially owns 2,474,100 shares of common stock.

(6)                      The figure in the table for Highbridge International LLC includes 2,083,334 shares of common stock which may be acquired upon the exercise of a presently exercisable warrant.

(7)                      The figure in the table for Boston Millennia Partners, LP includes 1,365,200 shares of common stock that may be acquired upon the conversion of 100,000 shares of presently convertible Series C Preferred Stock owned by Boston Millennia Partners, LP and an affiliated entity.

(8)                      The figure in the table for Patriot Capital Limited includes 1,184,803 shares of common stock, which may be acquired upon the conversion of 114,286 shares of presently convertible Series F Preferred Stock.

(9)                      Mr. Perisano beneficially owns 852,129 shares of common stock, of which 352,129 shares are jointly held with his wife, Ms. Dionne. Mr. Perisano also holds options for 2,482,581 shares, of which 1,633,280 shares are granted to Mr. Perisano and 849,301 shares are granted to Ms. Dionne, all of which are presently exercisable.

(10)                Ms. Dionne beneficially owns 852,129 shares of common stock, of which 352,129 shares are jointly held with her husband, Mr. Perisano. Ms. Dionne also holds 2,482,581 shares, of which 849,301 shares are granted to Ms. Dionne and 1,633,280 shares are granted to Mr. Perisano, all of which are presently exercisable.

(11)                Mr. Robertson holds options for 475,000 shares, of which 337,513 are presently exercisable or will be exercisable within 60 days of April 14, 2011.

(12)                Mr. DeWolf beneficially owns 85,000 shares of common stock. The owner of record of 10,000 shares of those shares of common stock is Pine Street Ventures LLC, a Delaware limited liability company.  The beneficial owners of Pine Street Ventures are Mr. DeWolf’s children.  Mr. DeWolf controls sole voting power.  The owner of record of the other 75,000 shares of common stock is Dawntreader Chestnut Advisors, LLC.  The beneficial owners of Dawntreader Chestnut Advisors, LLC are Mr. DeWolf’s spouse and a trust for the benefit of his spouse and children.  Mr. DeWolf controls sole voting power.  Mr. DeWolf also holds options for the purchase of 385,000 shares, which are presently exercisable or will be exercisable within 60 days of April 14, 2011.

(13)                Mr. Vassalluzzo beneficially owns 351,915 shares of common stock and holds options for 340,000 shares, which are presently exercisable or will be exercisable within 60 days of April 14, 2011.

(14)                Mr. Haydu beneficially owns 65,000 shares of common stock and holds options for 310,000 shares, which are presently exercisable or will be exercisable within 60 days of April 14, 2011.

(15)                Mr. Schindler beneficially holds options for 310,000 shares, which are presently exercisable or will be exercisable within 60 days of April 14, 2011.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

The following table sets forth the name and age of each of our directors, his position with us, and the period during which he has served as a director.  Other than Mr. Schindler, each of our currently serving directors is a nominee for reelection as a director at the meeting. As noted above, on March 15, 2011, Mr. Schindler notified the Company that he would not stand for reelection at the 2011 Annual Meeting of Stockholders, and his term will end at the 2011 Annual Meeting of Stockholders.

Name	Age	Position	Director Since

Sal V. Perisano	60	Chairman of the Board, Chief Executive Officer	1998
Daniel I. DeWolf	54	Director	2003
Frank W. Haydu III	63	Director	2003
Eric Schindler	50	Director	2003
Joseph S. Vassalluzzo	63	Director	2004

Sal V. Perisano, age 60, has served as a director of iParty since 1998 and its Chief Executive Officer since 1999.  Mr. Perisano served as Chairman of the Board and President of The Big Party Corporation from 1992 to 1998, and continued serving as a director until 2000.  In 1981, he co-founded Videosmith, which became a leading video retailer in the Boston area.  In 1989, Videosmith was sold to a publicly traded company called Xtravision PLC, which owned 250 stores throughout the U.K. and Ireland.  Mr. Perisano stayed on as a director and was later named Chief Executive Officer of the parent company, which was subsequently acquired by Blockbuster Video.  Mr. Perisano holds a bachelor’s degree from Boston College and a master’s degree from Harvard University.  Mr. Perisano is married to Ms. Dorice Dionne, who is employed by iParty as its Senior Vice President, Merchandising and Marketing.

Daniel I. DeWolf, age 54, has served as a director of iParty since 2003.  In March 2004, Mr. DeWolf joined the law firm of Mintz, Levin, Cohen, Ferris, Glovsky, and Popeo PC. as counsel and in 2008 became a member of the corporate practice in the New York office and Co-Chair of its Venture and Emerging Companies Practice Group. Mr. DeWolf is also a Managing Director of Dawntreader Ventures, an early stage venture capital firm, which he co-founded in 1998, and an adjunct professor at the New York University Law School, where he teaches venture capital law. From 1999 to 2003, Mr. DeWolf was Director of Venture Capital Funds for SoundView Technology Group. Prior to joining SoundView, Mr. DeWolf was Of Counsel with the law firm of Cahmy, Karlinsky & Stein LLP (“CKS”) in New York City. Mr. DeWolf established the Corporate and Securities Practice Group at CKS in 1994 and was the head of that firm’s New Media and E-Law Group. Mr. DeWolf has over 25 years of corporate transactional experience and has been an advisor to many early and developmental stage companies. Mr. DeWolf is a graduate of the University of Pennsylvania as well as the University of Pennsylvania School of Law. Mr. DeWolf currently serves as a director of various privately-held companies, including HNW, Inc., Tutor.com, and Visible World. The Company believes that Mr. DeWolf’s diversified background in capital finance and legal and regulatory matters give him the qualities and skills to serve as a director.

Frank W. Haydu III, age 63, has served as a director of iParty and Chairman of our Audit Committee since November 2003. Mr. Haydu is a professional director and consultant to public and private businesses. Mr. Haydu currently serves as a director and Chairman of the Board of Zalicus, Inc., a public company, and several private companies. From 2001 until 2005, Mr. Haydu served as a Managing Director of Valuation Perspectives, Inc., a financial services consulting practice, and from 2005 until 2009, he served in a consulting capacity at Source Precision Medicine, a life sciences medical supplier.  Mr. Haydu holds a Bachelor of Arts degree in economics from Muhlenberg College. The Company believes that Mr. Haydu’s broad based experience in business and finance, including his extensive background in business consulting and management gives him the qualities and skills to serve as a director.

Eric Schindler, age 50, has served as a director of iParty since 2003. Mr. Schindler serves as CEO of ESSA, a medical aesthetics group in Argentina since 2007. Before 2007, Mr. Schindler headed the investment banking division at Calyon Securities (USA) Inc., which was formerly known as Crédit Lyonnais Securities (USA) Inc. Before joining Crédit Lyonnais Securities in 1995, Mr. Schindler was employed by Crédit Lyonnais La Défense in France, and was responsible for a team of senior bankers for the bank’s global relationships with multinational corporations in the infrastructure, engineering, telecommunications, transportation, auto parts, and information systems sectors.  Prior to this position, from 1989 to 1992, Mr. Schindler was a Vice President responsible for Latin American debt restructurings and debt/equity swaps.  He also headed the investment banking activities at Crédit Lyonnais Argentina from 1987 to 1989.  Mr. Schindler is a former director of Crédit Lyonnais Securities in New York and Crédit Lyonnais in Brazil.  Mr. Schindler has a National Public Accountant degree from Universidad Católica Argentina and a B.A. in two languages with a specialization in Economic Sciences from Académie de Poitiers.

Joseph S. Vassalluzzo, age 63, has served as a director of iParty since 2004.  Since February 2006, he has served as the Non-executive Vice Chairman of Federal Realty Investment Trust, a publicly held REIT and a member of its Nominating and Corporate Governance Committee and Compensation Committee.  From 2000 to 2005, Mr. Vassalluzzo served as Vice Chairman of Staples, Inc., in which capacity he was responsible for Staples’ store growth, both domestic and abroad, oversaw Staples’ corporate environmental initiatives and legal department, and was responsible for its merger and acquisition activities worldwide. He first joined Staples, Inc. in 1989 as its Executive Vice President, Growth & Support Services. He was named Executive Vice President, Global Growth and Development of Staples, Inc. in 1993, was promoted to President, Staples Realty & Development in 1997, and was further promoted to Vice Chairman of Staples, Inc. in 2000. Before joining Staples, Mr. Vassalluzzo held executive positions at American Stores Co., Acme Supermarkets, Mobil Corp. and Amerada Hess Corp. Mr. Vassalluzzo currently serves as an independent director, member of the Nominating and Corporate Governance Committee, member of the Compensation Committee, and Non-executive Chairman of the Board of Federal Realty Investment Trust, a publicly-held REIT. He also serves as an independent director, member of the Finance Committee, Chairman of the Compensation Committee and Non-executive Lead Director of Life Time Fitness, Inc. Previously, Mr. Vassalluzzo served as an independent director and member of the Compensation, Audit and Real Estate Committees of Commerce Bancorp., Inc. Mr. Vassalluzzo holds a B.S. degree in Marketing from Pennsylvania State University and an M.B.A. from Temple University. The Company believes that Mr. Vassalluzzo’s broad based experience in business, including his extensive experience in retail businesses, such as his tenure as Vice Chairman of Staples, Inc., and in real estate matters, gives him the qualities to serve as a director of the Company.

Director Independence

Our Board of Directors has determined that each of our director-nominees is an “independent” director as defined under applicable rules of the SEC and NYSE Amex, except for Mr. Perisano, who serves as our Chief Executive Officer.  In making this determination for Mr. Vassalluzzo, the Board also considered his consulting arrangement with the Company and the fact that the Company leases 8,500 square feet of retail space from Federal Realty Investment Trust, of which Mr. Vassalluzzo is Non-executive Vice Chairman. As a result, the Board of Directors has determined that a majority of the director-nominees are “independent” under applicable rules of the SEC and NYSE Amex.  Mr. Schindler was also an “independent” director as defined under applicable rules of the SEC and NYSE Amex.

Board Diversity

Our Corporate Governance Guidelines provide that our Nominating Committee is to take into account such factors as diversity, age and skills such as understanding of the retail industry, finance, accounting, marketing, technology, and other knowledge needed on the Board.  The Nominating Committee utilizes a broad meaning of diversity to include factors such as geographic, background, experience, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits. The Committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors. The diversity of directors is one of the factors that the Nominating Committee considers, along with the other selection criteria described above.

Board Leadership and Risk Management

The Board of Directors believes that Mr. Perisano’s service as both Chairman of the Board and CEO is in the best interest of the Company and its stockholders. In managing the day-to-day operations of the Company, Mr. Perisano possesses detailed and extensive knowledge of the issues, opportunities and challenges facing the Company and its businesses.  This knowledge helps Mr. Perisano develop agendas that focus on and ensure that the critical issues and matters are brought before the Board in a timely and thorough manner.  The Company also believes that during the recent economic turmoil it has been beneficial to the Company’s stockholders to have a combined role allowing Mr. Perisano to present to our customers, suppliers and stockholders a clear and consistent message on how the Company is managing through the recent recession and looking for growth opportunities.   Each of the directors other than Mr. Perisano is independent and the Board believes that the independent directors provide effective oversight of management. The independent directors regularly hold executive sessions.  Each director also has full access to Mr. Perisano to provide any feedback from executive sessions or to suggest items for the agenda for future board meetings, as the Company does not believe it is necessary to have any hierarchy among its independent directors.

The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant committees that report on their deliberations to the Board. The oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal, regulatory, compliance, health, safety and environment, and reputational risks. The Board and its Committees oversee risks associated with their respective principal areas of focus. Each Committee meets in executive session, if necessary with representatives of outside advisors and key members of management.

Attendance at Annual Meeting and at Meetings of the Board and Its Committees

Although we do not have a policy on our directors attending our annual meeting, we normally expect each of our directors to be present at the stockholders’ meeting.  At last year’s annual meeting, all of our directors attended the meeting.  All of our directors attended at least 75% of the aggregate of all the board and committee meetings on which they served during fiscal 2010.

Board Committee Matters

Our Board of Directors met four (4) times during 2010.  Our Board of Directors has three principal committees: the Audit Committee, the Compensation Committee, and the Nominating Committee.  All of the members of each of these committees are “independent” directors as defined under applicable NYSE Amex rules and rules of the SEC, including, in the case of the Audit Committee, the additional independence criteria for determining eligibility for director service on audit committees under applicable NYSE Amex and SEC rules.

In addition to the principal committees described above, our Board of Directors also has a Real Estate Committee, consisting of Messrs. Perisano and Vassalluzzo, which considers, from time to time, store location and store lease issues in conjunction with our senior management.

Our Board of Directors has adopted corporate governance guidelines which are available on the Investor Relations page on our website at www.iparty.com.

The following charts describe the function and number of times that each committee of the Board of Directors met in 2010 and the membership of each committee:

 Audit Committee — 4 Meetings

Function	Members
• Engage the independent registered public accounting firm	Frank W. Haydu III (Chairman)
• Review the annual and quarterly financial statements	Daniel I. DeWolf
• Review control procedures and accounting practices	Eric Schindler
• Monitor accounting and reporting practices
• Review compliance with the conflict-of-interest policy
• Review our capital structure
• Exercise such other functions as mandated by the Sarbanes-Oxley Act and other applicable laws and regulations

We have a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Each member of our Audit Committee is “independent” as defined under applicable rules of the SEC and the NYSE Amex.  Our Board of Directors has also determined that each of Messrs. Haydu and DeWolf is an “audit committee financial expert” as defined by applicable regulations promulgated by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act.  Following the 2011 Annual Meeting of Stockholders, it is expected that the Audit Committee will be comprised of Messrs. Haydu and DeWolf. Under the NYSE Amex Company Guide, a smaller reporting company may maintain an audit committee of at least two members.

The Audit Committee has adopted a charter which is available on the Investor Relations page on our website at www.iparty.com. We have also adopted a “whistleblower” policy which is available on the Investor Relations page on our website at www.iparty.com.

See the report of the Audit Committee on page 17 below.

Compensation Committee — 2 Meetings

Function	Members
• Review and approve compensation and benefit programs	Daniel I. DeWolf (Chairman)
• Determine compensation of senior executives	Frank W. Haydu III
• Make recommendations to the full Board regarding director compensation	Eric Schindler
• Administer stock option plans

The Compensation Committee, composed of non-employee directors who qualify as “independent” under applicable SEC and NYSE Amex rules, is responsible for approving all matters concerning our total compensation practices and philosophy, including the conducting of periodic reviews of those practices and the philosophy that underlies them to ensure that they support the objectives of iParty and the interests of its stockholders.  In particular, the Compensation Committee is responsible for the review and recommendation to the full Board of Directors of the compensation of iParty’s Chief Executive Officer, review and approval of the compensation of our other executive officers pursuant to employment agreements between iParty and such executive officers, and review and approval of other employee benefit plans.  The Committee is also primarily responsible for assisting the full Board in administering and interpreting our 2009 Stock Incentive Plan. The Committee also reviews and makes recommendations to the full Board regarding compensation arrangements involving iParty’s directors.  Following the 2011 Annual Meeting of Stockholders it is expected that the Compensation Committee will be comprised of Mr. DeWolf and Mr. Haydu.

The Company’s Chief Executive Officer, Mr. Perisano, is not a member of the Compensation Committee and does not vote at Compensation Committee meetings. Mr. Perisano does, however, regularly attend Compensation Committee meetings, but does not participate in executive sessions or deliberations about his compensation.

Pursuant to the Compensation Committee’s charter, the Committee may form and delegate to subcommittees of the Committee its responsibilities. To date, however, the Compensation Committee has not formed or delegated any of its responsibilities to any subcommittees. To the extent permitted by and consistent with applicable law and the provisions of a given equity-based plan, the Compensation Committee’s charter allows the Committee to delegate to one or more executive officers of the Company the power to grant options or other stock awards pursuant to an equity based plan to employees of the Company who are not directors or executive officers of the Company. To date, however, the Compensation Committee has not delegated to any executive officer this power, nor does it presently intend to do so.

The Compensation Committee has sole authority to retain and/or terminate all external consultants to the Compensation Committee and to commission surveys or analyses that it determines necessary to fulfill its responsibilities. Additionally, the Compensation Committee has sole authority to approve the fees of the external consultants.  The Compensation Committee’s charter is available on the Investor Relations page on our website at www.iparty.com.

Nominating Committee — 2 Meetings

Function	Members
• Review and recommend to the full Board nominations for election to the Board of Directors	Eric Schindler (Chairman)
Daniel I. DeWolf
Frank W. Haydu III
Joseph S. Vassalluzzo

The Nominating Committee has adopted a charter which is available on the Investor Relations page on our website at www.iparty.com.

The Nominating Committee will consider candidates for our Board that are recommended by our stockholders to the extent such nominations are provided no later than the deadline for stockholder proposals and in the manner for stockholder proposals outlined above on page 6.  The Nominating Committee is committed to evaluating nominees recommended by our stockholders no differently than other nominees.  The Nominating Committee believes that all nominees must possess, as a minimum qualification, the personal integrity necessary to comply with all applicable legal and regulatory duties imposed on directors of public companies, including without limitation, the fiduciary duties of care and loyalty, and must possess sufficient business and other relevant experience to be able to exercise business judgment in the best interests of iParty and its stockholders.

Stockholder recommendations for director should include: (i) the name and address of the stockholder recommending the person to be nominated; (ii) a representation that the stockholder is a holder of record of stock of iParty, including the number of shares held and the period of holding; (iii) a description of all arrangements or understandings between the stockholder and the recommended nominee; (iv) such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended; and (v) the consent of the recommended nominee to serve as a director of iParty, if so elected.

It is expected that the Nominating Committee will have direct input from the Chief Executive Officer. Input on nominees will also be solicited from the other members of the Board.  Management and other external sources may also identify prospective Director nominees.

Report of the Audit Committee

The Audit Committee hereby states that it:

•                  Has reviewed and discussed the audited financial statements as of and for the year ended December 25, 2010 with iParty’s management;

•                  Has discussed with iParty’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, as may be modified or supplemented, relating to the conduct of the audit;

•                  Has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communication with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence; and

•                  Based upon the above mentioned reviews and discussions, has recommended to the Board of Directors of iParty (and the Board of Directors has approved) that the audited financial statements be included in iParty’s Annual Report on Form 10-K for the fiscal year ended December 25, 2010 for filing with the Securities and Exchange Commission, which was filed with the SEC on March 24, 2011.

The Audit Committee is solely responsible for the selection, compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing and issuing an audit report.

Management has primary responsibility for iParty’s financial statements and the overall reporting process, including iParty’s system of internal controls.

The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of iParty in conformity with generally accepted accounting principles and discuss with us any issues they believe should be raised with us.

The Audit Committee oversees the financial reporting process on behalf of the Board of Directors, reviews iParty’s financial disclosures, and meets privately, outside the presence of management, with the independent auditors to discuss internal accounting control policies and procedures.  These discussions address the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in iParty’s financial statements.  The Audit Committee reports on these meetings to the Board of Directors.

Pursuant to applicable NYSE Amex rules, the Audit Committee certifies that it has adopted a formal written Audit Committee Charter and that the Audit Committee has a policy in accordance with said rules of the NYSE Amex of reviewing and reassessing the adequacy of the Audit Committee Charter on an annual basis.

During 2010, iParty paid no fees to Ernst & Young LLP for consulting work outside the review and audit of their financial statements and related tax research and compliance tax return preparation.

Submitted by:

Frank W. Haydu III, Chairman

Daniel I. DeWolf

Eric Schindler

DIRECTOR COMPENSATION

 At the meeting of our Board of Directors held on June 2, 2010, the board (on recommendation of the Compensation Committee) voted that each independent director (determined to be each of Messrs. DeWolf, Haydu, Schindler and Vassalluzzo) would be granted an option on June 2, 2010 exercisable for the purchase of 25,000 shares of our common stock and be paid a $25,750 cash payment in respect of his service as a director.  The Board of Directors approved the Compensation Committee’s recommendation that each such option would vest quarterly over a one-year period and the $25,750 cash payment would be paid quarterly over a one-year period.  As a result of these determinations, each of Messrs. DeWolf, Haydu, Schindler, and Vassalluzzo was granted an option exercisable for 25,000 shares.  Each of these stock option grants was made pursuant to the 2009 Stock Incentive Plan, at an exercise price equal to the market price of our common stock at the close of business on the grant date. These options expire on the earlier of 10 years from the date of grant or three years from the date the grantee ceases to serve as a director.

At that same meeting held on June 2, 2010, the Board of Directors also voted to accept the Compensation Committee’s recommendation to engage Mr. Vassalluzzo as a part-time consultant to our company for a one-year period at an annual fee of $61,800.  The Board of Directors voted in favor of the Compensation Committee’s recommendation in this regard.  Pursuant to this arrangement, our Chairman and CEO, Mr. Perisano, consults with Mr. Vassalluzzo with respect to various retail, operational, strategic, real estate and store location issues, as may from time to time be necessary and appropriate.  Such services on occasion require Mr. Vassalluzzo’s presence at our corporate headquarters in Dedham, Massachusetts and/or current or proposed store location sites, principally in New England and Florida.

Also at the June 2, 2010 meeting, the Board of Directors (on recommendation of the Compensation Committee) voted that each independent director would be paid an annual fee of the following amounts in cash, payable in equal quarterly installments, for serving on the various committees of our Board of Directors.  This amount is in addition to the annual director fee described above.

Director	Annual Committee Compensation

Frank W. Haydu III	$20,600

Eric Schindler	$10,300

Daniel I. DeWolf	$10,300

Joseph S. Vassalluzzo	$25,750

DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation that we paid our non-employee, independent directors for the fiscal year ended December 25, 2010.  Our one employee-director, our Chairman of the Board and Chief Executive Officer, Mr. Perisano, earned no compensation for his service as a director in 2010.

						Change in
						Pension
	Fees				Non-Equity	Value and
	Earned				Incentive	Nonqualified
	or Paid in	Stock	Option		Plan	Deferred	All Other
Name	Cash	Awards	Awards		Compensation	Compensation	Compensation		Total

Daniel I. DeWolf	$35,525	—	$6,258	(1)	—	—	—		$41,783

Frank W. Haydu III	$45,675	—	$6,258	(1)	—	—	—		$51,933

Eric Schindler (2)	$35,525	—	$6,258	(1)	—	—	—		$41,783

Joseph S. Vassalluzzo	$50,750	—	$6,258	(1)	—	—	$60,900	(3)	$117,908

(1)          Reflects the full fair value of options granted in accordance with FASB ASC Topic 718.  For a description of the assumptions made in the valuation of these awards, see footnote 12 of the Company’s financial statements for the fiscal year ended December 25, 2010. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the holder). As of December 25, 2010, Mr. DeWolf held options for 385,000 shares, Mr. Vassalluzzo held options for 340,000 shares, Mr. Haydu held options for 310,000 shares, and Mr. Schindler held options for 310,000 shares.

(2)          Mr. Schindler will no longer serve as a board member following the 2011 Annual Meeting of Stockholders.

(3)          Reflects payments for consulting services rendered to us by Mr. Vassalluzzo pursuant to consulting agreements in effect.

EXECUTIVE COMPENSATION

Executive Officers

The following sets forth our current executive officers, their ages, the positions and offices held by each person, and the year each person first served as an executive officer of iParty.

Mr. Perisano’s background is summarized on pages 12 and 13 above.

Dorice P. Dionne, age 59, has been iParty’s Senior Vice President, Merchandising and Marketing since April 1999.  She co-founded The Big Party Corporation with her husband, Sal Perisano, in 1992 in Boston.  She served as chief merchant and creative director of The Big Party and has been involved in the party retailing industry since 1985.  She is a graduate of Boston College.

David E. Robertson, age 61, has served as iParty’s Chief Financial Officer since April 2007.  From January 2005 until April 2007, Mr. Robertson was employed as a private accounting consultant, primarily in the area of Sarbanes-Oxley compliance, for a variety of public and private companies.   From 1999 to 2005, Mr. Robertson served as Vice President and Chief Financial Officer of Kitchen Etc. Inc., a specialty (cooking and dining) retailer, headquartered in Exeter, New Hampshire, which filed for Chapter 11 bankruptcy protection in 2004.  From 1996 to 1999, he established and operated a professional services firm based in Nashua, New Hampshire.  From 1985 to 1996, he held a variety of positions in the audit, accounting, and financial operations of Lechmere, Inc.  From 1980 to 1985, Mr. Robertson worked as an audit and accounting manager at Zayre Corp. (now TJX Companies).  From 1975 to 1979, he was employed in the audit division of Ernst & Young.  Mr. Robertson is a Certified Public Accountant.  He holds a bachelor’s degree from Harvard College, and a master’s degree from Northeastern University.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned during 2008, 2009 and 2010 by our Chief Executive Officer, Chief Financial Officer and other executive officers that received total compensation during 2010 in excess of $100,000.

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non Equity Incentive Plan Compensation (3)	All Other Compensation		Total

Sal V. Perisano, Chief Executive Officer	2010	$332,200	$0	$91,184	$4,012	$4,356	(4)	$431,752
	2009	$325,000	$32,500	$42,642	$0	$2,893	(4)	$403,035
	2008	$321,635	$0	$0	$0	$2,838	(4)	$324,473

Dorice P. Dionne, Senior Vice President, Merchandising and Marketing	2010	$199,320	$0	$58,936	$2,407	$2,817	(4)	$263,480
	2009	$195,000	$19,500	$24,102	$0	$2,814	(4)	$241,416
	2008	$192,981	$0	$0	$0	$2,730	(4)	$195,711

David E. Robertson, Chief Financial Officer	2010	$170,048	$0	$0	$2,054	$954	(4)	$173,056
	2009	$166,400	$16,640	$16,215	$0	$944	(4)	$200,199
	2008	$164,677	$0	$22,110	$0	$594	(4)	$187,381

(1)                                  These amounts reflect discretionary bonuses for the executives’ performance during fiscal 2009, which were paid in 2010. No bonuses were paid for 2008.

(2)                                  These amounts reflect the full fair value of options granted in 2008, 2009 and 2010 in accordance with FASB ASC Topic 718.  For a description of the assumptions made in the valuation of these awards, see footnote 12 of the Company’s financial statements for the fiscal year ended December 25, 2010. There can be no assurance that the options will ever be exercised (in which case no value will be realized by the holder).

(3)                                  These amounts reflect bonuses for fiscal 2010 pursuant to the Company’s Executive Incentive Compensation Plan, which were paid in 2011. The bonuses paid in 2011 were based on Company performance in fiscal 2010 with respect to total sales and same store sales. See description of Executive Incentive Compensation Plan on page 24.

(4)                                  These amounts are for additional term life insurance.

Individual Compensation of Executive Officers

Sal V. Perisano (Chief Executive Officer).  At the beginning of fiscal 2008, we paid Mr. Perisano at an annualized base salary rate of $312,500.  On April 1, 2008, pursuant to the terms of the three-year employment agreement with Mr. Perisano, dated March 22, 2007, we increased Mr. Perisano’s annualized base salary rate to $325,000. The agreement further provided that Mr. Perisano’s annualized base salary would increase to $337,500 for the period April 1, 2009 through March 31, 2010.  However, Mr. Perisano waived his right to the salary increase that would have been effective April 1, 2009. The employment agreement provided that Mr. Perisano was also eligible to participate in bonus plans as the Compensation Committee of the Board might establish from time to time for our senior executive officers.  The agreement with Mr. Perisano also contained provisions regarding payments of varying amounts of severance upon involuntary termination of employment, or voluntary termination for good reason (as specified in the agreement) within 13 months of a change in control. Our Board of Directors granted Mr.

Perisano a stock option on May 27, 2009 exercisable for up to 460,000 shares of our common stock, at an exercise price per share equal to the closing price of our common stock on that date.

On April 1, 2010, we entered into a new three year employment agreement with Mr. Perisano, amending and restating his prior agreement, that provides that we pay him a base salary of $334,750 for the period April 1, 2010 through March 31, 2011, a base salary of $351,488 for the period April 1, 2011 through March 31, 2012 and a base salary of $369,062 for the period April 1, 2012 through March 31, 2013.  Mr. Perisano will also participate in our annual bonus and fringe benefit plans for senior executives.  In addition, pursuant to this new agreement with Mr. Perisano, the Board of Directors granted Mr. Perisano a stock option on July 1, 2010 exercisable for up to 410,000 shares of our common stock, at an exercise price per share equal to the closing price of our common stock on that date.  This option will vest in three installments of 136,653 shares immediately on the grant date, 136,653 shares on June 30, 2011, and 136,694 shares on June 30, 2012 (provided, in each case, that Mr. Perisano remains employed by us on each of such future dates). In addition, the new employment agreement with Mr. Perisano provided that the options to purchase up to 460,000 shares of our common stock granted to him on May 27, 2009 became fully vested as of April 1, 2010.   The option was originally granted with a three year vesting schedule, with 1/3 of the grant vesting on each anniversary date.

Under the terms of his new employment agreement, in the event of a termination by the Company not for cause or by Mr. Perisano for good reason (each as defined in the agreement), Mr. Perisano will be entitled to receive a severance payment equal to 12 months salary at the base salary rate then in effect, payable in 12 equal monthly installments, as well as the continuation of his then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by us of applicable “COBRA” payments, for a period of 12 months. The agreement also provides that in the event of a termination by the Company not for cause or by Mr. Perisano for good reason (as defined in the agreement) that occurs within 13 months of a change in control (as defined in the agreement), Mr. Perisano will be entitled to receive a severance payment equal to not less than 2.5 times and not more than 3.0 times his annual salary rate then in effect, payable in a lump sum, as well as the continuation of his then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by us of applicable “COBRA” payments, for a period of 12 months.  The agreement also contains certain confidentiality, non-competition and non-solicitation provisions substantially similar to our previous agreement with Mr. Perisano. The agreement also provides for automatic renewals for successive one-year terms, unless terminated by either party as provided in the agreement.  Our Compensation Committee may determine under the agreement to increase the executive’s base salary for any renewal term, or following a material acquisition.

Dorice P. Dionne (Senior Vice President, Merchandising and Marketing). At the beginning of fiscal 2008, we paid Dorice Dionne at an annualized base salary rate of $187,500.  On April 1, 2008, pursuant to the terms of the three-year employment agreement with Ms. Dionne, dated March 22, 2007, we increased Ms. Dionne’s annualized base salary to $195,000. The agreement further provided that Ms. Dionne’s annualized base salary would increase to $202,500 for the period April 1, 2009 through March 31, 2010.  Ms. Dionne waived her rights to the salary increase that would have been effective April 1, 2009.  At the beginning of fiscal 2009, we paid Dorice Dionne at an annualized base salary rate of $195,000.  The employment agreement provided that Ms. Dionne was also eligible to participate in bonus plans as the Compensation Committee of the Board might establish from time to time for our senior executive officers.  The agreement with Ms. Dionne also contained provisions regarding payments of varying amounts of severance upon involuntary termination of employment, or voluntary termination for good reason (as specified in the agreement) within 13 months of a change in control. Our Board of Directors granted Ms. Dionne a stock option on May 27, 2009 exercisable for up to 260,000 shares of our common stock, at an exercise price per share equal to the closing price of our Common Stock on that date.

On April 1, 2010, we entered into a new three year employment agreement with Ms. Dionne, amending and restating her prior agreement, that provides we pay her a base salary of $200,850 for the period April 1, 2010 through March 31, 2011, a base salary of $206,875 for the period April 1, 2011 through March 31, 2012; and a base salary of $213,082 for the period April 1, 2012 through March 31, 2013.  Ms. Dionne will also participate in our annual bonus and fringe benefit plans for senior executives.  In addition, pursuant to this new agreement with Ms. Dionne the Board of Directors granted Ms. Dionne a stock option on July 1, exercisable for up to 265,000 shares of our common stock, at an exercise price per share equal to the closing price of our common stock on such date.  This option will vest in three installments of 88,325 shares immediately on the grant date, 88,325 shares on June 30, 2011, and 88,350 shares on June 30, 2012 (provided, in each case, that Ms. Dionne remains employed by us on each of such future dates).  In addition, the new agreement with Ms. Dionne provided that the options to purchase up to 260,000 shares of our common stock granted to her on May 27, 2009 became fully vested as of April 1, 2010.  The option was originally granted with a three year vesting schedule, with 1/3 of the grant vesting on each anniversary date.

Under the terms of her employment agreement, in the event of a termination by the Company not for cause or by Ms. Dionne for good reason (each as defined in the agreement), Ms. Dionne will be entitled to receive a severance payment equal to 12 months salary at the base salary rate then in effect, payable in 12 equal monthly installments, as well as the continuation of her then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by us of applicable “COBRA” payments, for a period of 12 months.  The agreement also provides that in the event of a termination by the Company not for cause or by Ms. Dionne for good reason (as defined in the agreement) that occurs within 13 months of a change in control (as defined in the agreement), Ms. Dionne will be entitled to receive a severance payment equal to 18 months of her base salary, payable in a lump sum, as well as the continuation of her then current health, life and disability insurance benefits or, in the case of health insurance benefits, payment by us of applicable “COBRA” payments, for a period of 12 months.  The agreement also contains certain confidentiality, non-competition and non-solicitation provisions substantially similar to our previous agreement with Ms. Dionne. The agreement provides for automatic renewals for successive one-year terms, unless terminated by either party as provided in the agreement.

David E. Robertson (Chief Financial Officer).  On March 22, 2007, we entered into a letter agreement with David E. Robertson, pursuant to which Mr. Robertson commenced employment with us as our Chief Financial Officer effective April 2, 2007.  Our letter agreement with Mr. Robertson provides that we shall pay him an annualized salary of $160,000, with annual salary and performance reviews starting April 1, 2008.  Mr. Robertson’s annualized salary was raised to $171,392 as of April 1, 2010.  Pursuant to the letter agreement, our Board of Directors granted Mr. Robertson a stock option on June 6, 2007 exercisable for up to 125,000 shares of our common stock, at an exercise price per share equal to the closing price of the common stock on that date. Our letter agreement with Mr. Robertson also entitles him to participate in iParty’s Executive Incentive Compensation Plan and various additional employee benefits, including health, dental and life insurance and participation in our 401(k) defined contribution retirement savings plan. Under the terms of the letter agreement, in the event of termination not for cause, as defined in the letter agreement, Mr. Robertson would be entitled to receive 6 months of severance pay, payable in accordance with the normal payroll policies and procedures of the Company, as well as the continuation of health, dental and life insurance benefits on the Company’s plans for a period of 6 months.  On June 4, 2008, March 4, 2009 and on May 27, 2009, the Board of Directors granted Mr. Robertson additional options to purchase up to 100,000 shares, up to 200,000 shares and up to 50,000 shares, respectively, of our common stock at exercise prices equal to the closing prices of our common stock on the dates of grant.

Equity Compensation Plans

On May 27, 2009, the Company’s stockholders approved a new equity incentive plan entitled the 2009 Stock Incentive Plan (the “2009 Plan”).  The Company will no longer grant equity awards under its former equity incentive plan, the Amended and Restated 1998 Incentive and Nonqualified Stock Option Plan (the “1998 Plan” and with the 2009 Plan, the “Plans”).

The following table provides certain information as of December 25, 2010 about our common stock that may be issued under our existing equity incentive compensation plans:

EQUITY COMPENSATION PLAN INFORMATION

(C)
Number of Securities
Remaining Available
	(A)		for Future Issuances
	Number of Securities	(B)	under Equity
	to be Issued	Weighted Average	Compensation Plans
	upon Exercise of	Exercise Price of	(Excluding Securities
Plan Category	Outstanding Options	Outstanding Options	Reflected in Column a)
Equity compensation plans approved by security holders	9,023,357	$0.38	531,142
Equity compensation plans not approved by security holders	—	—	—
Total	9,023,357	$0.38	531,142

Under the Plans, we are authorized to grant options for the purchase of up to 11,000,000 shares of our common stock.  As of December 25, 2010, 1,445,501 shares had been issued pursuant to the exercise of previously issued stock options.  As of December 25, 2010, there were options outstanding to purchase 9,023,357 shares of our common stock.  Consequently, as of December 25, 2010, options for the purchase of up to 531,142 common shares remain available for future grants.

Executive Incentive Compensation Plan

In 2010, each of the named executive officers participated in the executive incentive compensation plan and was eligible to receive a bonus of up to 20% of base salary if certain objective performance metrics were met or exceeded. Under the 2010 executive incentive compensation plan, the performance metrics were weighted as follows: 25% of the bonus was dependent upon achievement of certain levels of growth in comparable store sales over 2009 levels, 25% of the bonus upon the achievement of certain levels of total sales and 50% of the bonus upon the achievement of certain levels of EBITDA (earnings before interest, taxes, depreciation and amortization). The 2010 executive incentive compensation plan requires a minimum threshold of comparable store sales, total company sales or EBITDA be achieved before any percentage of the bonus is paid with respect to that metric. If the actual fiscal year comparable store sales, total company sales or EBITDA is greater than the minimum threshold for that metric but less than the maximum metric, the executive incentive compensation plan allowed for a portion of the bonuses to be paid.  If the target level was achieved for each metric, the executive would have earned a bonus of 8% of his or her base salary.  The Company exceeded the minimum levels of comparable store sales and total company sales for fiscal 2010 (0.7% and $81,291,000, were achieved, respectively), but these figures were below the targets of 1.8% for comparable store sales and $83,237,000 for total company sales.  The Company did not achieve the minimum level of performance for the metric of EBITDA, which was set at $2,382,000.  Based on the forgoing levels achieved for the two metrics, the cash bonus paid under the executive incentive compensation plan for 2010 was as follows: Mr. Perisano - $4,102; Ms. Dionne - $2,407; and Mr. Robertson - $2,054.

For fiscal 2009, the Company determined not to put in place an executive compensation plan due to the severe economic recession and the Company’s performance in 2008; however, due to the Company’s improved operating profit, reported net income in 2009 and improved levels of liquidity compared to 2008 during a severe recession, the Compensation Committee recommended and the Board approved at year end a ten percent discretionary bonus to the named executive officers, which was paid in 2010.  In determining the size of the bonus for fiscal 2009, the Board reviewed past Company bonuses to the named executive officers, including the bonus given to the named executive officers in 2007, and awarded a similar sized bonus amount.  The discretionary bonus for 2009 was as follows: Mr. Perisano- $32,500; Ms. Dionne - $19,500; and Mr. Robertson - $16,640.

The Company has not put into place an executive incentive compensation plan for 2011.

Indemnification of Directors and Executive Officers

Our restated certificate of incorporation, as amended, and by-laws provide that iParty shall indemnify all of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.  Under our restated certificate of incorporation, as amended, and by-laws, any director or officer, who in his or her capacity as such is made or threatened to be made, party to any suit or proceeding, will be indemnified.  A director or officer will be indemnified if it is determined that the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, iParty’s best interests.  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and persons controlling iParty pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable.

We maintain a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by directors and officers in connection with the performance of their duties.  We pay the entire premium for the liability insurance.  We have key-person life insurance policies on the lives of each of Mr. Perisano and Ms. Dionne in the amount of $2,000,000 each.

Related Party Transactions

Under SEC rules, we are required to disclose transactions in excess of the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years in which iParty was a participant in which ‘related persons’ had or will have a direct or indirect interest.  As one percent of the average of our total assets at year end for the last two completed fiscal years is greater than $120,000, we have used $120,000 as the threshold number.  Related persons include any of our directors, nominees for director, or executive officers, and any immediate family members of such persons and any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to iParty as a beneficial owner of more than 5% of its voting common stock, and any immediate family member of a significant shareholder. The term “transaction” is broadly defined under SEC rules to include any financial transaction, arrangement or relationship, including any indebtedness transaction or guarantee of indebtedness.  Based on information available to us and provided to us by our directors and executive officers, we do not believe that there were any such transactions in effect since December 27, 2009, or any such transactions proposed to be entered into during fiscal year 2011, except as follows:

•                  On September 15, 2006, we entered into a Securities Purchase Agreement pursuant to which we raised $2.5 million through a combination of subordinated debt and warrants issued on September 15, 2006 to Highbridge International LLC (“Highbridge”), an institutional accredited investor. Under the terms of the financing, we issued Highbridge a three-year subordinated note (the “Highbridge Note”) that bears interest at an interest rate of prime plus one percent.  The note was paid in full on September 15, 2009.  In addition, we issued Highbridge a warrant (the “Highbridge Warrant”) exercisable for 2,083,334 shares of iParty common stock at an exercise price of $0.475 per share, or 125% of the closing price of iParty’s common stock on the day immediately prior to the closing of the transaction.  The agreements entered into by iParty and Highbridge in connection with the financing granted Highbridge resale registration rights with respect to the shares of common stock underlying the Highbridge Warrant and provided for certain anti-dilution rights and other covenants with respect to the listing of our common stock.  In connection with the foregoing financing, we also amended our Rights Agreement dated as of November 9, 2001, as amended September 15, 2006 (the “Rights Agreement”) to clarify that issuance of the Highbridge Warrant does not constitute a triggering event under our Rights Agreement.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.  None of the directors is a director or executive officer of any other corporation that has a director or executive officer who is also a director of the Company.

Outstanding Equity Awards at end of Fiscal 2010

The following table sets forth information concerning outstanding equity awards as of the end of fiscal 2010 on December 25, 2010:

Name	Number of Securities Underlying Unexercised Options (Exercisable)		Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date

Sal V. Perisano	978,772		—		$0.25	3/9/2011	(3)
	201,613		—		$0.31	5/2/2012
	460,000		—		$0.95	3/31/2014
	375,000		—		$0.42	6/06/2017
	460,000	(1)	—		$0.11	5/27/2019
	136,667		273,333	(2)	$0.27	7/1/2020

Dorice P. Dionne	413,400		—		$0.25	3/9/2011	(3)
	120,968		—		$0.31	5/2/2012
	230,000		—		$0.95	3/31/2014
	150,000		—		$0.42	6/06/2017
	260,000	(1)	—		$0.11	5/27/2019
	88,333		176,667	(2)	$0.27	7/1/2020

David E. Robertson	109,374		15,626	(4)	$0.42	6/6/2017
	62,503		37,497	(4)	$0.29	6/4/2018
	87,503		112,497	(4)	$0.07	3/4/2019
	18,752		31,248	(4)	$0.11	5/27/2019

(1)          Under the original terms of these option grants, these options vested in three equal installments on each of May 27, 2010, May 27, 2011 and May 27, 2012.  Under the terms of the new employment agreements with Mr. Perisano and Ms. Dionne, these options became fully vested on April 1, 2010.

(2)          These options vest in three installments two-thirds on July 1, 2010, one-third on July 1, 2012 and the remaining one-third on July 1, 2013.

(3)          These options expired on March 9, 2011 without being exercised.

(4)          Mr. Robertson’s stock options vest 25% on the anniversary of the grant dates, then in equal monthly increments over the subsequent three years, vesting in full on the fourth anniversary of the grant dates.

Other Potential Post Employment Payments

Upon the occurrence of certain triggering events, our past and current employment agreements with each of Mr. Perisano and Ms. Dionne and our letter agreement with Mr. Robertson require us to pay certain amounts related to salary and insurance benefits to or on behalf of those executive officers, as described below. The payments are subject to certain non-competition, non-solicitation and confidentiality obligations.  The following table presents estimates of the amounts that would have been payable under our new agreements upon the occurrence of each such event as of the end of our last fiscal year ended December 25, 2010 (assuming each such agreement had been in effect on such date):

Name	Termination Without Cause	Change in Control (1)	Disability (2)
Sal V. Perisano	$346,705	$1,016,205	$216,705
Dorice P. Dionne	$212,453	$312,878	$45,972
David E. Robertson	$94,996	—	—

(1)          In the event executive is terminated by the Company or executive terminates for good reason within 13 months of a change of control, the salary related amounts would be paid as a lump sum, and the insurance related amounts in monthly installments.  The amounts received following a change of control may be reduced to maximize the amount received following the application of 280G of the Internal Revenue Code of 1986, as amended. For all other triggering events, all amounts would be paid in monthly or weekly installments.  In addition, in the event of a change of control, as defined under the Plans, all of the stock options held by these executives would immediately vest.

(2)          The amounts set forth reflect the payment under the respective employment agreement as reduced by amounts payable under the Company’s disability plan.

Pension Benefits

We did not have any plan that provides for payments or other benefits at, following, or in connection with retirement with any of our named executive officers during the fiscal year ended December 25, 2010. Accordingly, we have omitted the table otherwise required to be included detailing such compensation to our named executive officers during our most recently completed fiscal year.

Nonqualified Deferred Compensation

We did not give any nonqualified deferred compensation to any of our named executive officers during the fiscal year ended December 25, 2010.  Accordingly, we have omitted the table otherwise required to be included detailing such compensation made for the last fiscal year to our named executive officers.

INDEPENDENT REGISTERED ACCOUNTING FIRM’S FEES AND SERVICES

The following table specifies the fees for professional services rendered by E&Y for the audit of our annual financial statements for fiscal 2009 and fiscal 2010 and fees billed for audit-related services, tax services, and all other services by E&Y in fiscal 2009 and fiscal 2010.

	Fiscal 2009	Fiscal 2010
Audit Fees	$319,500	$286,875
Audit Related Fees	—	—
Tax Fees	36,250	36,250
All Other Fees	3,000	8,410
Totals	$358,750	$331,535

Audit Fees

These are fees related to professional services rendered in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K for fiscal 2009 and fiscal 2010, the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q, and accounting consultations that relate to the audited financial statements and are necessary to comply with generally accepted auditing standards.  E&Y expresses its views concerning, but does not audit, and is not required to audit, our internal control over financial reporting.

Audit-Related Fees

We did not pay E&Y for any audit-related fees in fiscal 2009 or fiscal 2010.  Audit-related fees would be fees for things such as assurance and related services, such as audits of employee benefit plans.

Tax Fees

These are fees for professional services related to tax return preparation services and tax compliance services.

Other Fees

These are fees for professional services related to the inclusion of E&Y’s consent letter related to our Registration Statement on Form S-8 covering common stock that may be offered or sold pursuant to our 2009 Stock Incentive Plan and for assistance with respect to an IRS audit.

Audit Committee’s Pre-approval Policy and Procedures

The Audit Committee of our Board of Directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditors.  We may not engage our independent auditors to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures.  The Audit Committee may pre-approve services that are expected to be provided to iParty by the independent auditors during the following 12 months.  At the time such pre-approval is granted, the Audit Committee must (1) identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy.  At regularly scheduled meetings of the Audit Committee, management or the independent auditors must report to the Audit Committee regarding each service actually provided to iParty.

During fiscal 2010, no services were provided to iParty by E&Y other than in accordance with the pre-approval policies and procedures described above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Except as described in this paragraph, no person who, during the fiscal year ended December 25, 2010, was a director, officer or beneficial owner of more than ten percent of our common stock (which is the only class of our securities registered under Section 12 of the Exchange Act), failed to file on a timely basis, reports required by Section 16 of the Exchange Act during the most recent fiscal year.  A required Form 4 report was not filed on a timely basis to report the purchase of stock on the open market by Mr. Perisano, our Chief Executive Officer, on August 2, 2010. In this case, the report was filed on August 5, 2010, which was one business day after the required filing date. The foregoing is based solely upon our review of Forms 3 and 4 during the most recent fiscal year as furnished to us under Rule 16a-3(d) under the Exchange Act, and Forms 5 and amendments thereto furnished to us with respect to our most recent fiscal year.

OTHER MATTERS

The Board of Directors is not aware of any other matters, which may come before the annual meeting.  If any other matters should properly come before the annual meeting, the persons named in the enclosed proxy will vote on such matters as they may determine, in their discretion.

 FOLD AND DETACH HERE AND READ THE REVERSE SIDE For each of the following nominees for director: Sal V. Perisano, Daniel I. DeWolf, Frank W. Haydu III and Joseph S. Vassalluzzo, as more fully described in the accompanying Proxy Statement. Withhold authority as to all listed nominees. For all nominees except the following: ____________________________ __________________________________________________________ CHECK HERE ONLY IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Proposal 1 - YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS NOS. 1 AND 2. Please mark your votes like this Proposal 2 - To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2011, as more fully described in the accompanying Proxy Statement. Signature Signature Date , 2011. Print and sign your name below exactly as it appears on the records of iParty Corp. and date this card. When signing as attorney, executor, administrator, trustee, guardian or in another representative capacity, please give full title, as such. Joint owners should each sign. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by an authorized person. X FOR AGAINST ABSTAIN

 FOLD AND DETACH HERE AND READ THE REVERSE SIDE iParty Corp. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF iPARTY CORP. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2011 The undersigned, as a holder of shares of common stock, par value $.001 per share, and/or shares of Series B convertible preferred stock, par value $.001 per share, and/or shares of Series C convertible preferred stock, par value $.001 per share, and/or shares of Series D convertible preferred stock, par value $.001 per share, and/or shares of Series E convertible preferred stock, par value $.001 per share, and/or shares of Series F convertible preferred stock, par value $.001 per share (collectively, “Shares”), of iParty Corp., a Delaware corporation (the “Company”), hereby appoints Mr. Sal V. Perisano and Mr. David E. Robertson, and each of them individually, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at the offices of Posternak Blankstein & Lund LLP located at Prudential Tower, 800 Boylston St., 33rd Floor, Boston, MA 02199, on Friday, June 10, 2011 at 11:00 a.m., local time, and any adjournments or postponements thereof (the “Annual Meeting”), to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting with respect to Proposals Nos. 1 and 2 set forth on the other side and to vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder. The undersigned hereby acknowledges receipt of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting. You may revoke this proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company, by filing a duly executed proxy bearing a later date or by appearing in person and voting by ballot at the Annual Meeting. The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “for” each of the nominees for director in Proposal No. 1 and “for” Proposal No. 2 and in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. (Continued, and to be marked, dated and signed, on the other side)